EcoloCap Doubles its Number of Projects in last Quarter

MONTREAL, QUEBEC--(MARKET WIRE)--August 20, 2008 -- EcoloCap Solutions (OTC BB:ECOS.OB - News)

Dr Truong, President and CEO of EcoloCap, has returned from a successful three week tour of China and Vietnam and is proud to announce that the company has signed additional projects that effectively doubles the company’s CER reserves with long term contracts. In addition, Dr Truong along with his team in China and Vietnam, have also signed preliminary agreements and numerous other projects that will increase the company’s growth by a large margin.

In Vietnam, EcoloCap has signed agreements with one Biomass Valorization project and three new Hydro Power projects. In China agreements were signed with four large Industrial Improvements projects comprising of two steel mills, one cement production complex and one coal mine. So far, EcoloCap’s total projects represents an annual production of 807,660 Carbon Credits (CERs) where each unit currently trades on the World Market at 19.71 Euros or US$29.04 . Most contracts are for a period of 17 years.

Dr Truong explains: “We have knowledgeable and well connected teams in both China and Vietnam presently evaluating a number of other projects where we have Letters of Intent or Agreements close to conclusion. These projects will effectively, again, double the CER reserve of EcoloCap’s long-term contracts.”

Dr Truong continues: "Our valuation methodology is comparable to oil and gas companies' that value their existing production and total proven reserves for the number of years they will extract oil from the ground. In our case, our 17 year contracts will produce UN certified Carbon Credits or CERs for that entire period. Applying a standard discount rate to our reserve of CERs for a 6 year period, EcoloCap has a Net Present Value of over $43M and aims to double its total reserve every six to nine months over the next two to three years, with an objective of accumulating 5 million CERs in our portfolio."

Company Mission:

Under the Clean Development Mechanism of the United Nations’ Kyoto Protocol, EcoloCap lends it know-how, capital, technology, engineering, and on the ground operations management to governments and enterprises in developing countries in order to successfully reduce greenhouse gases for both capture and utilization, in the process acquiring UN certified Carbon Credits (CERs) at favorable cost, which are then sold on the world market at prevailing prices.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact:
Investor Relations
Nada Guirguis
nada.g@ecolocap.com
Tel.: 514-402-2538
Fax: 775-993-2440